As filed with the Securities and Exchange Commission on January 17, 2001


                                                         Registration No:

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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        AIRNET COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                   Delaware                            59-3218138
(State of incorporation or organization)   (IRS Employer Identification No.)

                100 RIALTO PLACE, SUITE 300, MELBOURNE, FL 32901
               (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                      None.

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box X

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

  Title of each class                      Name of each exchange on which
  to be so registered                      each class is to be registered
  -------------------                      ------------------------------

  Preferred Share Purchase Right              NASDAQ NATIONAL MARKET

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Item 1.  Description of Registrant's Securities to be Registered

     On January 9, 2001, the Board of Directors of AirNet Communications Corporation (the "Company") adopted a Shareholder Rights Plan (the "Rights Plan"). The purpose of the Rights Plan is to deter, and protect the Company's shareholders from, certain coercive and otherwise unfair takeover tactics and enable the Board of Directors to represent effectively the interests of shareholders in the event of a takeover attempt. The Rights Plan does not deter negotiated mergers or business combinations that the Board of Directors determines to be in the best interests of the Company and its shareholders. In connection with the adoption of the Rights Plan, the Company entered into a Rights Agreement with Continental Stock Transfer & Trust Company dated as of January 9, 2001, a copy of which is incorporated herein by reference.

     To implement the Rights Plan the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each share of common stock (the "Common Shares") of the Company outstanding at the close of business on January 9, 2001 (the "Record Date") or issued by the Company on or after such date and prior to the earlier of the Distribution Date, the Redemption Date or the Final Expiration Date (as such terms are defined in the Rights Agreement). The dividend was payable on January 9, 2001 to shareholders of record on the Record Date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company, par value $0.01 per share (the "Preferred Shares"), at a price of $80.00 per one one-thousandth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Initially and until the Rights become exercisable (the "Distribution Date"), the Rights are attached to all Common Shares and no separate Rights certificates will be issued. During this initial period,

          o    the Rights are not exercisable;

          o the Rights are transferred with the Common Shares and are not transferable separately from the Common Shares;

          o    new Common Shares  certificates  or book entry shares issued will
               contain  a  notation   incorporating   the  Rights  Agreement  by
               reference; and

          o the transfer of any Common Shares will also constitute the transfer of the Rights associated with those Common Shares.

     The Distribution Date is the earlier to occur of the following two events.

          o 10 days after the public announcement that a person or group has become the beneficial owner of 15% or more of the Company's outstanding Common Shares (an "Acquiring Person"), or,

          o 10 business days (or a later date determined by the Board of Directors before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

     Acquisitions by the following persons will not result in the person becoming an Acquiring Person: The Company, any subsidiary or employee benefit plan of the Company, shareholders owning 15% or more of the Common Shares as of the Record Date or becoming an Acquiring Person as a result of an acquisition which has been approved by the Board of Directors (until such time as any such shareholder acquires an additional 1% of the Common Shares without the approval of the Board of Directors) or any person acquiring all of the Common Shares in a transaction approved in advance by the Board of Directors.

     Separate certificates evidencing the Rights will be mailed to shareholders of record on the Distribution Date. After the Distribution Date, the Rights will be tradable separately from the Common Shares. After the Distribution Date and after the Company's right to redeem (as described below) has expired, the Rights will be exercisable in two different ways depending on the circumstances as set forth below.

     If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for $80, purchase Common Shares with a market value of $160, based on the market price of the Common Shares prior to such acquisition.

     If the Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person may, for $80, purchase shares of the surviving corporation with a market value of $160 based on the market price of the surviving corporation's stock, prior to such merger.

     Each one 1/1000 of a Preferred Share, if issued:

          o will entitle holders to quarterly dividend payments in an amount per share equal to the dividends declared on one Common Share since the last quarterly dividend payment date.

          o will entitle holders upon liquidation to receive all accrued and unpaid dividends, plus an amount equal to the greater of (i) $80,000 per share or (ii) an amount equal to 1000 times the amount distributed per share to holders of Common Shares.

          o    will have the same voting power as one Common Share.

          o if Common Shares are exchanged via merger, consolidation, share exchange or a similar transaction, will entitle holders to a per share payment equal to the payment made on one Common Share.

     The Rights will expire on January 9, 2011.

     The Board of Directors may redeem the Rights for $.01 per Right at any time before any person or group becomes an Acquiring Person. If the Board of Directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of a Right will be to receive the redemption price of $.01 per Right. The redemption price will be adjusted in the event of a stock split or stock dividend of the Common Shares.

     After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 60% or more of the Common Shares, the Board of Directors may extinguish the Rights by exchanging one Common Share for each Right, other than Rights held by the Acquiring Person.

     The Board of Directors is required to proportionately adjust the Purchase Price and the number of shares issuable upon exercise of a Right to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Preferred Shares or Common Shares. Adjustments to the Purchase Price of less than 1% are not required to be made.

     The terms of the Rights Agreement may be amended by the Board of Directors without the consent of the holders of the Rights. However, after a person or group becomes an Acquiring Person, the Board of Directors may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

     Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share that may be purchased upon exercise of each Right should be approximate the value of one Common Share.

Item 2.  Exhibits

***3.1 Seventh Amended and Restated Certificate of Incorporation of AirNet Communications Corporation.

*3.2      Second   Amended  and  Restated   By-Laws  of  AirNet   Communications
          Corporation.

**3.3     Amendment to Second Amended and Restated By-laws.

*4.1      Specimen Certificate evidencing shares of Common Stock.

*4.2 Second Amended and Restated Shareholders' and Registration Rights Agreement dated as of April 16, 1997.

*4.3 First Amendment to Second Amended and Restated Shareholders' and Registration Rights Agreement dated as of September 20, 1999.

*4.4      Second  Amended and  Restated  Agreement  Among Series E, Series F and
          Series  G  Preferred   Stockholders  and  Senior  Registration  Rights
          Agreement dated as of September 7, 1999.

*4.5      First Amendment to Second Amended and Restated  Agreement Among Series
          E,   Series  F  and  Series  G  Preferred   Stockholders   and  Senior
          Registration Rights Agreement dated as of September 20, 1999.

4.6 AirNet Communications Corporation and Continental Stock Transfer & Trust Company Rights Agreement dated January 9, 2001.

****4.7 Rights Agreement dated January 9, 2001 between Airnet Communications Corporation and Continental Stock Transfer & Trust Company.

* Incorporated herein by reference to the exhibits of the same number in the Company's Registration Statement on Form S-1 (File No. 333-87693).

** Incorporated herein by reference to the exhibit of the same number in the Company's Annual Report on Form 10-K filed March 29, 2000.

**** Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q filed August 14, 2000

**** Incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K filed January 17, 2001.

                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

January 17, 2001


                                     AIRNET COMMUNICATIONS CORPORATION
                                     Registrant




                                     By:/s/_____________________________________
                                           R. Lee Hamilton, Jr.
                                           President & Chief Executive Officer